EXHIBIT 12.2

              CENTRAL POWER AND LIGHT COMPANY
        RATIO OF EARNINGS TO COMBINED FIXED CHARGES
               AND PREFERRED STOCK DIVIDENDS
       FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1995
                  (Thousands Except Ratio)
                        (Unaudited)


Operating Income                                                $279,332

Adjustments:
  Federal income taxes                                            60,792
  Provision for deferred Federal income taxes                    (42,955)
  Deferred investment tax credits                                 (5,789)
  Other income and deductions                                     12,695
  Allowance for borrowed and equity funds
    used during construction                                       5,447
  Mirror CWIP amortization                                        47,750

        Earnings                                                $357,272


Fixed Charges:
  Interest on long-term debt                                    $117,385
  Interest on short-term debt and other                           18,487
  Preferred stock dividend requirements                           15,038

        Fixed Charges and Preferred Requirements                $150,910


Ratio of Earnings to Combined Fixed Charges
  and Preferred Stock Dividends                                     2.37